SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549
					______________________

					     SCHEDULE 13D

			    Under the Securities Exchange Act of 1934


	 		    Transportacion Maritima Mexicana SA de CV
					   (Name of Issuer)

						  ADRs
				  (Title of Class of Securities)

				    	       893868208
					    (CUSIP Number)

					   Arthur Goetchius
		300 Park Avenue, 21st Fl., New York, NY 10022 (212) 755-9395
			(Name, address and telephone number of person authorized to receive notices and communications)

					   October 29, 1997
		   (Date of event which requires filing of this statement)

		If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

		Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

		NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 1


13D
CUSIP No. 893868208
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					EGS Associates, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________
NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								186,310
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								186,310
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								186,310
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								1.31%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!
					Page 2 of 17



13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					EGS Partners, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								638,625
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								643,810
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								643,810
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								4.53%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
								IA
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Bev Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								121,180
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								121,180
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								121,180
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								.85%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
			Jonas Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								15,000
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								15,000
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								15,000
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								.11%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					William Ehrman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      			AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								 961,115
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								966,300
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								966,300
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								6.81%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Frederic Greenberg
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								961,115
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								966,300
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								966,300
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								6.81%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Frederick Ketcher
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								961,115
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								966,300
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								966,300
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								6.81%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Jonas Gerstl
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								961,115
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								966,300
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								966,300
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								6.81%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					James McLaren
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								961,115
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								966,300
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								966,300
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								6.81%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 893868208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					William Lautman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								961,115
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								966,300
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								966,300
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								6.81%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

	The Schedule 13D, initially filed on October 1, 1997, of (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"), (iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), (v) William Ehrman, (vi) Frederic Greenberg, (vii) Frederick Ketcher, (viii) Jonas Gerstl, (ix) James McLaren, and (x) William D. Lautman, relating to the American Depository Receipts ("ADRs") (each ADR representing one Series "L" share of Common Stock (the "Shares")) issued by Transportacion Maritima Mexicana SA de CV (the "Company"), is hereby amended by this Amendment No. 1 to the Schedule 13D as follows:

Item 3 is hereby amended and restated in its entirety as follows:

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The net investment cost (including commissions, if any) of the ADRs beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners is approximately $1,321,305, $4,844,018, $890,310, and $107,400,
respectively.
	Messrs. Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman currently own no Shares or ADRs.
	The ADRs purchased by each of EGS Associates, Bev Partners, and Jonas Partners were purchased with the investment capital of the respective entities and with investment capital of each discretionary account under management of EGS Partners.
	The ADRs beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners are held in their respective commingled margin accounts, or in the case of EGS Partners, in margin and non-margin accounts held by each discretionary account under its management. Such margin accounts are maintained at NationsBanc Montgomery Securities, Inc. and may from time to time have debit balances. Since other securities are held in such margin accounts, it is not possible to determine the amounts, if any, of margin used with respect to the ADRs purchased. Non-margin accounts are maintained at Bankers Trust Company. Currently, the interest rate charged on such various margin accounts is approximately 8.5% per annum.

Item 5 is hereby amended and restated in its entirety as follows:

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

	(a)	The approximate aggregate percentage of shares of ADRs
reported beneficially owned by each person herein is based on 14,198,884 shares outstanding, which is the total number of Shares outstanding as of December 31, 1996, as reflected in the Company's Form 20-F filed with the Securities and Exchange Commission for the period ended December 31, 1996 (which is the most recent Form 20-F on file).

	As of the close of business on November 14, 1997:

		(i)	EGS Associates owns beneficially 186,310 Shares,
constituting approximately 1.31% of the Shares outstanding.
		(ii)	EGS Partners owns directly no Shares.  By reason of the
provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended
(the "Act"), EGS Partners may be deemed to own beneficially 643,810 Shares, constituting approximately 4.53% of the Shares outstanding, purchased for discretionary accounts managed by it.
		(iii)	Bev Partners owns beneficially 121,180 Shares, constituting
less than 1% of the Shares outstanding.
		(iv)	Jonas Partners owns 15,000 Shares, constituting less than 1%
of the Shares outstanding.
		(v)	Messrs. Ehrman, Greenberg, Gerstl, Ketcher, McLaren and
Lautman own directly no Shares.
The Reporting Partners' ownership reported herein is through ownership of related ADRs.
		By reason of the provisions of Rule 13D-3 of the Act, each of the
General Partners may be deemed to own the 186,310 shares beneficially owned by
EGS Associates, the 643,810 shares beneficially owned by EGS Partners, the
121,180 shares beneficially owned by Bev Partners, and the 15,000 shares beneficially owned by Jonas Partners.  When the shares beneficially owned by
EGS Associates, EGS Partners, Bev Partners,  and Jonas Partners are
aggregated, they total 966,300 Shares, constituting approximately 6.81% of the
Shares outstanding.

		(vi)	In the aggregate, the Reporting Persons beneficially own a
total of 966,300 Shares, constituting approximately 6.81% of the Shares outstanding.

		(b)	(i)	Each of EGS Associates, EGS Partners (with respect to
shares held by discretionary accounts), Bev Partners, and Jonas Partners has the power to vote and to dispose of the Shares beneficially owned by it, which power may be exercised by the General Partners.  Each of the discretionary accounts is a party to an investment management agreement with EGS Partners pursuant to which EGS Partners has investment authority with respect to securities held in such account.

		(c)	The trading dates, number of ADRs purchased or sold and
price per share for all transactions in the ADRs from the 60th day prior to October 29, 1997 until November 14, 1997 by EGS Associates, EGS Partners, and Bev Partners are set forth in Schedules A, B, and C, respectively, and were all effected on the New York Stock Exchange. During such period, Messrs. Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman did not enter into any transactions in the ADRs.

		(d)	No person other than each respective record owner of ADRs
referred to herein is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of such ADRs.

						SIGNATURES


After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
DATED:  November 18, 1997

							_________________________________
Frederic Greenberg, as Attorney-in-
Fact for William Ehrman,
individually and as general partner
of each of EGS ASSOCIATES, L.P., BEV
PARTNERS, L.P., JONAS PARTNERS,
L.P., and as member
EGS PARTNERS, L.L.C.


_________________________________
Frederic Greenberg, individually and
as general partner of each of EGS
ASSOCIATES, L.P., BEV PARTNERS,
L.P., JONAS PARTNERS, L.P., and as
member
EGS PARTNERS, L.L.C.


_________________________________
Frederick Ketcher, individually and
as general partner of each of EGS
ASSOCIATES, L.P., BEV PARTNERS,
L.P., JONAS PARTNERS, L.P., and as
member
EGS PARTNERS, L.L.C.


_________________________________
Jonas Gerstl, individually and as
general partner of each of EGS
ASSOCIATES, L.P., BEV PARTNERS, L.P.,
JONAS PARTNERS, L.P., and as member
EGS PARTNERS, L.L.C.


							_________________________________
							James McLaren, individually and as
general partner of each of EGS
ASSOCIATES, L.P., BEV PARTNERS, L.P.,
JONAS PARTNERS, L.P., and as member
EGS PARTNERS, L.L.C.


							_________________________________
							William Lautman, individually and as
							general partner of each of EGS
							ASSOCIATES, L.P., BEV PARTNERS, L.P.,
							JONAS PARTNERS, L.P., and as member
							EGS PARTNERS, L.L.C.

					    Schedule A


					EGS Associates, L.P.

     Transactions in the ADRs

										   Price Per Share

  Date of					Number of			     (including
Transaction				Shares Purchased/(Sold)		Commissions, if
any)


9/26/97					 7,470					$7.69
10/1/97					17,300					$8.18
10/17/97					13,840					$8.15
10/23/97					 6,920					$8.44
10/29/97					 8,735					$7.77

					  Schedule B

				     EGS Partners, L.P.

    	   Transactions in the ADRs

				 						  Price Per Share
  Date of					Number of			     (including
Transaction				Shares Purchased/(Sold)		Commissions, if
any)


9/24/97					10,000					$7.57
9/26/97					19,320					$7.69
10/1/97					50,000					$8.09
10/1/97					   250					$8.18
10/1/97					25,000					$8.05
10/2/97					15,000					$8.06
10/2/97					10,000					$8.06
10/3/97					25,000					$8.42
10/10/97					10,000					$8.56
10/17/97					   200					$8.15
10/20/97					25,000					$7.96
10/21/97					10,000					$8.50
10/22/97					15,000					$8.62
10/23/97					10,100					$8.44
10/28/97					10,000					$7.37
10/29/97					22,560					$7.77
11/4/97					 7,000					$7.65
11/13/97					 8,000					$7.56

					  Schedule C

				    Bev Partners, L.P.

 Transactions in the ADRs

										    Price Per
Share
  Date of					Number of			       (including
Transaction				Shares Purchased/(Sold)		Commissions, if
any)


9/25/97					30,000					$7.56
9/26/97					 3,210					$7.69
10/1/97					 7,450					$8.18
10/17/97					 5,960					$8.15
10/21/97					10,000					$8.40
10/23/97					 2,980					$8.44
10/29/97					 3,705					$7.77

(..continued)